Exhibit 10(g)

INDIVIDUAL TERMINATION

AGREEMENT, RELEASE AND WAIVER

This Agreement, Release and Waiver (“Agreement”) is entered into by and between Irving B. Yoskowitz (“Employee”) and Constellation Energy Group, Inc. (“Company”) (collectively, the “Parties”).

1.             In consideration of Employee’s resignation from the Company effective October 31, 2008, (the “Separation Date”), and his provision of certain waivers and releases as set forth in this Agreement, the Company agrees to provide the following to Employee: (a) a separation payment (the “Separation Payment”) totaling $4,750,000.00 (subject to applicable tax withholdings), which will be paid in a lump sum following the seven-day revocation period outlined in paragraph 13; and (b) a lump sum payment of $45,151.83 which represents Employee and Company cost of medical and dental insurance for Employee until December 2, 2010, and for his spouse until October 11, 2014, which will be paid promptly after January 1, 2009.  If Employee timely elects continuation coverage pursuant to COBRA and continues to pay the applicable premium, Employee will be eligible to continue these health insurance benefits from the Company pursuant to COBRA (it being understood and agreed that COBRA shall be applied for this purpose without regard to the maximum period for continuation coverage set forth in Section 4980B(f)(2)(B)(i) of the Internal Revenue Code of 1986, as amended) until December 2, 2010 in the case of Employee and until October 11, 2014 in the case of Employee’s spouse; provided that (i) Employee and Employee’s spouse will not be entitled to any continued coverage beyond the applicable termination date specified above and (ii) such coverage may be terminated for Employee and Employee’s spouse to the extent Employee and Employee’s spouse, respectively, obtain health coverage in connection with subsequent employment of Employee and/or Employee’s spouse.

Employee acknowledges and agrees that the foregoing consideration is over and above any benefit to which Employee would be entitled under the Company’s benefit plans and policies upon the termination of his employment.  Other than Employee’s base salary and unused vacation accrued through the Separation Date (which shall be paid promptly after the Separation Date), Employee acknowledges and agrees that Employee is not entitled to any other consideration, separation benefits or payments, or severance benefits or payments under any other Company severance plan, program, arrangement or agreement, including any 2008 Annual Incentive Plan Award.  Employee specifically cancels/forfeits options and performance units granted in February 2007 and February 2008.  The options to acquire 163,830 shares of Company common stock that were granted in June 2005 as part of his employment offer, all of which have already vested, will not be forfeited/canceled.  However, nothing in this Agreement affects any benefits to which Employee may be entitled under the Company’s applicable tax-qualified Pension Plan, his tax-qualified 401(k) or his benefit accrued as of the date hereof under the Company’s Benefit Restoration Plan.

2.             The Company hereby agrees to provide the benefits set forth in paragraph 1 to Employee from the Company’s general assets.  Employee is not entitled to any of the consideration described in paragraph 1 of this Agreement prior to the expiration of the seven-day

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revocation period following his execution of the Agreement.  Such amounts set forth in paragraph 1 are not subject to alienation, assignment, attachment, garnishment or other legal process by or on behalf of Employee until such amounts are actually received by him.  Such payments are subject to applicable payroll tax withholding and will not be considered as compensation for purposes of the Company’s retirement or welfare benefit plans.

3.             (a)       Contingent upon the Company’s payment of the Severance Payment , Employee knowingly, freely and voluntarily agrees that, to the fullest extent the law permits, he hereby releases and discharges the following entities: the Company and any company controlling, controlled by or under common control with the Company (“Affiliate”), their successors, officers, directors, agents, representatives or employees (collectively, “Company Releasees”) from any and all debts, obligations, suits, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in common law, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), and/or reimbursements of costs of any kind, including, but not limited to any and all suits, claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000e et seq.), the Civil Rights Act of 1866 and 1871 (42 U.S.C. §§ 1981 and 1983), the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.), the Equal Pay Act (29 U.S.C. § 206(d)(1)), the Rehabilitation Act (29 U.S.C. §§ 701-704), Executive Order 11246, the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), Federal, State or local wage and hour laws or wage payment collection laws, or any other Federal, State, local or common law which may include but not be limited to those concerning age, gender, race, religion, national origin, disability or any other protected classification or category which expressly or impliedly may form the basis of alleged discrimination or retaliation, or any other law or regulation.  To the extent any such actions are pending, Employee agrees that they are or will be immediately withdrawn with prejudice before or upon his commencement of receipt of the consideration set forth in paragraph 1.  Employee also knowingly and voluntarily agrees that, to the fullest extent the law permits, he waives any and all causes of action and will not participate in any judicial or arbitrable action against the Company Releasees.  Employee further agrees that should any person, organization, or other entity file, charge, claim or sue or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time prior to his execution of this Agreement, he will not seek or accept any personal relief in such action, suit or legal proceeding.  Employee is not, however, waiving claims that may arise based on events occurring after he executes this Agreement.  Moreover, nothing in this Agreement shall be construed to prohibit Employee from engaging in any activity protected by the Sarbanes-Oxley Act (15 U.S.C. §§ 7201 et seq.).

Additionally, Employee does specifically, knowingly and voluntarily waive any and all rights or claims he may have under the Age Discrimination in Employment Act (ADEA).

(b)           In exchange for Employee’s agreement to grant the releases set forth in paragraph 3(a) above and the other agreements contained herein, each of the Company, its

Affiliates and all other Company Releasees knowingly, freely and voluntarily agrees that, to the fullest extent the law permits, he, she or it hereby releases and discharges Employee, his immediate family members and all other relatives and all their respective representatives, heirs, successors and/or assigns (collectively along with Employee, the “Employee Releasees”) from any and all debts, obligations, suits, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in common law, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), and/or reimbursements of costs of any kind, including, but not limited to any and all suits, claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), tort, extra-contractual causes of action, regulatory or legislative proceedings, or any other legal or equitable actions of any kind whatsoever.  To the extent any such actions are pending, the Company and the other Company Releasees agree that they are or will be immediately withdrawn with prejudice before or upon the effective date of this Agreement.  The Company Releasees also knowingly and voluntarily agree that, to the full extent the law permits, each of them waives any and all causes of action and will not participate in any judicial or arbitrable action against Employee or the other Employee Releasees.  The Company and the other Company Releasees each further agrees that should any person, organization, or other entity file, charge, claim or sue or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time prior to Employee’s execution of this Agreement, none of them will seek or accept any personal relief in such action, suit or legal proceeding.  The Company represents, warrants and covenants that it has all right and authority to grant the releases contained in this paragraph 3(b) on behalf of itself and the other Company Releasees.  Notwithstanding the above, Employee and the Company acknowledge and agree that the Company is not waiving any claim or action against Employee with respect to any material fraudulent misconduct of Employee or any other material misconduct that has been concealed from the Company’s Board of Directors or the Company’s Chief Executive Officer.  None of the executive officers of the Company is currently aware of any such concealed material fraudulent or other material misconduct.

(c)           The Company shall provide Employee the full and complete indemnification and other rights and protections which must or may be provided pursuant to the indemnity provisions of the Company’s bylaws and charter, true copies of which are attached hereto as Annex A.  These provisions shall apply to Employee in his capacity as officer and/or director.  Employee acknowledges and agrees that (other than with respect to the employer’s share of payroll taxes) the Company shall not have any liability or responsibility with respect to any taxes, penalties, or interest payable with respect to  the benefits described in paragraph 1.

In addition, to satisfy its own internal needs, the Company has chosen the classification of payments to be paid Employee pursuant to this Agreement.

4.             Other than Employee’s base salary, unreimbursed business expenses and unused vacation accrued through the Separation Date, Employee acknowledges and agrees that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, remuneration or income from the Company of any kind, except as provided in this Agreement.  Employee further acknowledges and declares that while he was employed by the Company, the Company provided him with notice of his rights under the Family and Medical Leave Act of 1993 (“FMLA”) (29 U.S.C. 2601 et seq.), and that, during his employment, the Company never denied any request by him for leave under the FMLA.  Employee and Company further agree that the representations made by Employee in this Agreement are admissions by Employee and are admissible, if offered by the Company, as a sworn statement of fact by Employee in any proceeding between them.

5.         Nothing in this Agreement, including the payment of any sum by the Company, constitutes an admission by the Releasees of any legal wrong or the admission of any legal wrong by Employee.

6.         The Parties agree that the terms of this Agreement including the consideration set forth in paragraph 1 are confidential and will not be disclosed to any non-parties hereto; provided, however, that Employee may disclose such information to his spouse, personal attorney, and personal accountant.  Should Employee wish to consult with anyone else he deems appropriate to review this Agreement, he must first obtain the written consent of the Company which will not be unreasonably withheld.  In addition, the Company may disclose such information as is necessary, in its sole discretion, to any of the Company Releasees, or to comply with federal, state or local agencies.

7.         Employee agrees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public, or to any third party, about the Company Releasees, their business practices, or about the business practices of any present or former officers, directors, executives, employees, representatives, agents or customers, or any related services of the Company Releasees or about any general matter concerning the reputations, standing in the business community, or business practices of the Company Releasees.  The foregoing actions shall be defined as “Disparaging”.

8.         The Company’s Officers, Directors and Executives agree to refrain from Disparaging Employee.

9.         Employee acknowledges that while he was an active employee of the Company or any Affiliate, he received or had access to confidential and proprietary information which is a valuable, special and unique asset of the Company Releasees.  Accordingly, Employee agrees that he shall not (directly or indirectly) divulge or communicate to any person (except as compelled by order of a court or other forum of competent jurisdiction if Employee provides the Company with notice as promptly as possible after receipt of such an order before complying with such order, to provide the Company the opportunity to challenge the order) confidential information, or any other material information, knowledge or data of the Company Releasees or their customers, which is not generally known to the public.

Employee further agrees that he will, immediately upon termination of his employment with the Company, and in no event later than twenty-four (24) hours after termination, return to the Company all property of the Company Releasees as well as all books, records, customer and pricing lists, correspondence, contracts or orders, advertising or promotional materials, and other written, typed or printed materials, whether furnished by any of the Company Releasees or prepared by Employee, which contain any information relating to the Company Releasees’ business, and Employee agrees that he will neither make nor retain copies of such materials.

10.       The Parties have attempted to limit Employee’s right to use information only to the extent necessary to protect the Company Releasees from unfair competition.  The Parties recognize, however, that reasonable people may differ in making such a determination.  Consequently, the Company and Employee hereby agree that, if the scope or enforceability of any restrictive covenant in this Agreement is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the maximum extent that it believes to be enforceable under the circumstances existing at that time.

11.       The Parties recognize that, in the event of a breach by Employee or, as applicable, a Company Releasee of the terms and conditions of this Agreement, including the performance of the activities described in paragraphs 7 and 8 set forth above, the Company or Employee, as the case may be, shall be entitled to institute and prosecute proceedings, either in law or in equity, to obtain damages for any breach of this Agreement and/or to enjoin Employee or such Company Releasee from performing such activities.  Nothing herein contained shall be construed to prevent or limit the Company or Employee from invoking any remedy as provided herein or as may otherwise be available to Company or Employee.

12.       Employee agree that during the pendency of any litigation or other proceeding involving the Company or its Affiliates, (i) Employee shall not communicate with anyone (other than Employee’s attorneys and tax and/or financial advisors and except to the extent Employee determines in good faith is necessary in the performance of Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates, other than any litigation or other proceeding in which Employee is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel and (ii) Employee shall promptly notify the Company’s counsel in the event that any other party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believe in good faith are related to such litigation or other proceeding.  Employee agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys after the date hereof in connection with any litigation or other proceeding arising out of or relating to matters in which Employee was involved prior to the termination of Employee’s employment to the extent the Company pays all expenses, including reasonable legal fees approved in advance by the Company, Employee incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Employee in good faith) with Employee’s personal or professional schedule.

13.       Employee acknowledges that he was given a period of at least twenty-one (21) calendar days to review this Agreement.  Employee also acknowledges that if this Agreement, signed by him, is not received by Scott D. Price, Kirkland & Ellis LLP, 153 E. 53rd Street, New York, NY 10022-4611, on or before November 26, 2008, this Agreement is null and void and unenforceable by the Parties, and Employee will not be entitled to the consideration set forth in paragraph 1.

14.       Employee acknowledges that he has been specifically informed by the Company that for a period of seven (7) calendar days following the date of his execution of this Agreement (as indicated in the last paragraph of this Agreement) he has the absolute right to revoke this Agreement by notifying Scott D. Price, Kirkland & Ellis LLP, 153 E. 53rd Street, New York, NY 10022-4611, in writing on or before the expiration of the seven (7) day period.

15.       This Agreement shall not become effective or enforceable until the aforesaid seven (7) calendar day revocation period has expired.

16.       This Agreement supersedes any and all other agreements, including Employee’s employment offer letter dated May 9, 2005 (“Offer Letter”) and Employee’s Change In Control Agreement dated December 20, 2005 (“CIC Agreement”), or proposals, written or oral, made by the Company or any Company Releasee, or on their behalf, to Employee with the exception of any Confidentiality Agreement, and this Agreement is the full and final understanding between the Parties.  For the sake of clarity, Employee acknowledges and agrees that he is not entitled to any benefits or payments under his Offer Letter or CIC Agreement.

17.       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  This Agreement may only be modified by a written agreement signed by the Parties.

18.       This Agreement shall be governed by the laws of Maryland.  The Parties agree that the state courts of the State of Maryland or, if the jurisdictional prerequisites exist, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement.

19.       The parties do hereby acknowledge that they have read and understand this Agreement.

20.       Employee acknowledges that the Company has advised him to consult with an attorney prior to executing this Agreement, and that Employee has had full and fair opportunity to do so.  Employee understands that he is responsible for any and all expenses incurred in consulting with an attorney or for any other assistance sought or obtained in connection with this Agreement.

21.       Employee does hereby acknowledge that he has signed this Agreement freely and voluntarily.

IN WITNESS WHEREOF, Irving B. Yoskowitz does hereby execute this Agreement on this 4th day of November, 2008.

	/s/ Irving B. Yoskowitz		(Seal)

Irving B. Yoskowitz

Received and accepted by:	CONSTELLATION ENERGY GROUP, INC.

	By:	/s/ Charles A. Berardesco	(Seal)
	Name:	Charles A. Berardesco
	Title:	Senior Vice President